Exhibit 10.28
CONSULTING AGREEMENT

This Agreement is entered into as of May 16, 2013, by Trove Capital Partners LLC (the “Consultant”) and Augme Technologies, Inc., a Delaware corporation (the “Company”).

1.       Scope of Services.  The Consultant shall perform as a consultant for the Company, providing, upon request by the Company's executive team, advice and consultation on business matters.  The Consultant shall be responsible for maintaining, at his own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

2.       Work for Others.  The Company recognizes and agrees that the Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of the Consultant’s duties under this Agreement or Consultant's Proprietary Information and Inventions Agreement with the Company.  The Consultant specifically represents and warrants that he will not perform any services on behalf of the Company or any other person or entity that may, in any way, impair the Company’s ownership of any work product produced by the Consultant pursuant to this Agreement.

3.       Term of Agreement

(a)       Expiration Date.  This Agreement shall commence on March 1, 2013 and terminate on July 31, 2013, if not terminated earlier under Subsection (c) below.

(b)       Fees and Expenses.  Upon the termination of this Agreement under Subsection (a) or (c), the Consultant shall only be entitled to the accrued and earned portion of his or her fee and to reimbursement of expenses which were incurred before the termination becomes effective and which are reimbursable under Section 4(a) below.

(c)       Termination Upon Notice.  This Agreement may be terminated at any time by the Consultant or by the Company by giving the other party 30 days’ advance notice in writing.

4.       Fees and Expenses.

(a)  Fees.  The Company shall pay a monthly fee of $22,500 to Consultant.  Fee shall be payable on the last day of each month.

        (b)  Expenses.  The Company shall reimburse the Consultant monthly for reasonable expenses, subject to Hipcricket’s travel and expense policies, including (without limitation) travel expenses, incurred directly on behalf of the Company in connection with the performance of services hereunder.

5.       No Employee Benefits.  The Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

6.       Independent Contractor.  Consultant is an independent contractor, not an employee of the Company.  Under this Agreement, the Company shall identify the goals to be attained and the results to be achieved, but Consultant shall be solely responsible for the manner in which the services will be performed.

7.       Compliance With Legal Requirements. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other benefit to Consultant.  The Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

8.       Proprietary Information. The Consultant shall be required, as a condition of his engagement under this Agreement, to sign the Company’s Confidentiality and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit A.

9.       Miscellaneous Provisions.

(a)       Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid.  In the case of the Consultant, mailed notices shall be addressed to him or her at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)       Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Consultant and by an authorized officer of the Company.  No waiver by either party or any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)       Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)       Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (other than their conflict-of-law provisions).

(e)       Resolution of Disputes, Fees and Costs.  The parties shall attempt to resolve by negotiation and compromise any dispute arising out of or relating to this Agreement.  Failing such compromise, any such dispute shall be settled by binding arbitration.  Venue of any such proceeding shall be in Seattle, King County, Washington.  There shall be one arbitrator agreed upon by the parties, or if the parties cannot agree on that arbitrator within twenty (20) days of the initial arbitration demand, the arbitrator shall be selected by the administrator of Judicial Dispute Resolution (“JDR”) office in Seattle.  The arbitrator shall reside in the metropolitan Seattle area.  The arbitration shall be conducted under the JDR Arbitration Rules.  The arbitrator may award injunctive relief or any other remedy available from a judge, including temporary restraining orders or injunctions or the joinder of parties or consolidation of the arbitration proceedings with any other proceedings involving common issues of law or fact or which may promote judicial economy.  Pending appointment of an arbitrator, any party to a claim or assertion may apply to a court of competent jurisdiction for such interim order or relief as may be appropriate, including temporary restraining orders or injunctions, provided that once the arbitrator is appointed, all further interim relief, including temporary restraining orders or the power to vary or dissolve any temporary order or relief granted by the court.  The arbitrator in such proceedings shall award to the substantially prevailing party reasonable attorney’s fees and costs incurred by the substantially prevailing party in conjunction with such dispute.

(f)       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)       Assignment and Successors.  Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer.

Consultant                                                 May 16, 2013

Trove Capital Partners LLC

Todd E. Wilson

AUGME TECHNOLOGIES, INC

By:

Its: Ivan Braiker, Chief Executive Officer

Date: May 16, 2013